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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-20181, 33-35182, 2-90595, 33-23899, 33-58305, 33-44477, 33-65024, 33-65177, 333-10419, 333-28257, 333-42469, 33-45822, 33-63297, 333-49229 and 333-81794 and Form S-3 Nos. 33-43574 and 333-109045) of Chiron Corporation and in the related prospectuses, as applicable, of our report dated January 26, 2004, with respect to the 2003 and 2002 consolidated financial statements and schedule of Chiron Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 1, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS